                                                                  EXHIBIT 12.1

STATEMENT RE COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

-------------------------------------------------------------------------------------------------------------------------------


                                                                 For the Twelve Months Ended September 30
                                             ----------------------------------------------------------------------------------
(Dollars in thousands)                            1999             1998            1997             1996            1995
-------------------------------------------- ---------------- ---------------- --------------- ---------------- ---------------

FIXED CHARGES:
Real estate
Interest and debt expense                         $  39,585        $  42,817       $  40,819        $  40,514        $  41,040
Ground rent                                              --               69             101              101              109
                                             ---------------- ---------------- --------------- ---------------- ---------------
     Total fixed charges for ratio - real
        estate                                       39,585           42,886          40,920           40,615           41,149
Banking
Interest expense                                    245,507          238,410         239,815          188,836          189,114
                                             ---------------- ---------------- --------------- ---------------- ---------------
     Total fixed charges for ratio - total
        company                                   $ 285,092        $ 281,296       $ 280,735        $ 229,451        $ 230,263
                                             ================ ================ =============== ================ ===============



EARNINGS:
Operating income - total company                  $  85,689        $ 165,950       $  61,194        $  21,935        $  28,342
Total fixed charges for ratio - total
        company                                     285,092          281,296         280,735          229,451          230,263
                                             ---------------- ---------------- --------------- ---------------- ---------------
     Total earnings for ratio                     $ 370,781        $ 447,246       $ 341,929        $ 251,386        $ 258,605
                                             ================ ================ =============== ================ ===============



RATIO OF EARNINGS TO FIXED CHARGES                 1.3 x            1.6 x            1.2 x            1.1 x            1.1 x
                                             ================ ================ =============== ================ ===============



Excess of available earnings over fixed
     charges                                      $  85,689        $ 165,950       $  61,194        $  21,935        $  28,342
                                             ================ ================ =============== ================ ===============